Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8: Nos. 33-23100, 33-38552, 33-88440, 333-42212, 333-42214, 333-69338, 333-66110, and 333-66116; and Form S-3: Nos. 333-53587, 333-60953, and 333-49140) of National Commerce Financial Corporation of our report dated January 16, 2003, with respect to the consolidated balance sheets of National Commerce Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for the years ended December 31, 2002 and 2001, which report appears in the December 31, 2002 annual report on Form 10-K of National Commerce Financial Corporation. Our report refers to the fact that the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets effective January 1, 2002.

Memphis, Tennessee

March 7, 2003